Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

between

DayStar Technologies, Inc.

and

Ratson Morad

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), executed as of December 4, 2008 (“Effective Date”) between RATSON MORAD (“Executive”), an individual currently residing in California, and DAYSTAR TECHNOLOGIES, INC., a Delaware corporation (the “Company”), having its principal office at 2972 Stender Way, Santa Clara, CA 95054.

WHEREAS, the Company and Executive wish to amend and restate their existing employment agreement dated February 19, 2008 (the “Prior Agreement”) to clarify certain existing provisions in light of the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I EMPLOYMENT AND TERM

Section 1.01 Position; Responsibilities.

(a) The Company hereby employs Executive as its President and Chief Operating Officer upon the terms and conditions hereinafter set forth.

(b) Executive shall at all times hold the position described above or other senior management level positions as determined by the Board of Directors of the Company (the “Board”) or its designee, and perform the duties, responsibilities and authorities customarily associated with such positions or such other senior management level duties as determined by the Board or its designee, so long as such other duties are consistent with the Executive’s skills. Executive shall report directly to the Chief Executive Officer.

Section 1.02 Performance of Duties/Other Commitments and Activities.

(a) Executive shall at all times endeavor to perform duly and faithfully all of his duties hereunder to the best of his abilities.

(b) Executive shall devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing Executive from engaging in any of the activities described in clauses (i), (ii), (iii) and/or (iv) below so long as such activities do not impair his ability to fulfill his duties and responsibilities under this Agreement or violate any other agreements between Executive and the Company:

(i) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

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(ii) serving on the board of directors of any company; provided that he obtains the prior written approval of a majority of the Board of Directors and shall not be required to render any material services with respect to the operations or affairs of any such company;

(iii) engaging in religious, charitable, educational or other community or nonprofit activities; or

(iv) serving in such capacities as may be reasonably necessary for Executive to maintain his active professional licensing as a member of any professional organization that reasonably relates to his employment with and the business of the Company.

(c) Executive’s base of operations under this Agreement shall be the Company’s headquarters offices which is currently located in the San Francisco, California bay area.

Section 1.03 Term. Executive’s term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall expire on February 19, 2011 (that is, the third anniversary of the entry into the Prior Agreement); provided, however, that the Term shall be automatically extended for an additional one (1) year period on such date, and annually thereafter (each such anniversary, commencing with February 19, 2011, the “Anniversary Date”) unless the Executive or the Company has received a written Notice of Non-Renewal delivered no later than thirty (30) days prior to the anniversary date, pursuant to Section 6.01 below. Executive’s rights to compensation upon his separation from service with the Company, including but not limited to upon the non-renewal of this Agreement, are as set forth in Article 3 below.

Section 1.04 Representations and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are defined in Article 3). Any and all agreements between Executive and any prior employer as well as any agreements to which Executive is a party containing any restriction upon Executive’s ability to use or disclose confidential information or engages in any business activity are listed in Appendix “A” and shall be promptly made available to the Company upon request.

Section 1.05 Representations and Warranty of Company. The Company hereby represents and warrants to Executive that it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement.

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ARTICLE II COMPENSATION

Section 2.01 General. The Company shall compensate Executive for all of his services under this Agreement, as set forth herein.

Section 2.02 Basic Compensation. Executive’s salary (“Base Salary”) when annualized shall be at the rate of [$240,000] and shall be payable in bi-weekly or other installments in accordance with the Company’s normal payment schedule for senior management (but not less frequently than monthly). The Executive’s performance and compensation shall be subject to annual review (generally on or around each July 1st, or such other time as applicable to executive officers generally) following the first anniversary of the Commencement Date thereafter.

Section 2.03 Incentive Compensation. Executive shall be eligible to participate in an annual Management Incentive Program for senior management of the Company currently offered or as subsequently modified by the Board from time to time in its discretion (“Management Incentive Program”). The Executive and the Company agree that Executive’s performance goals pursuant to the Management Incentive Program shall consist of the Company’s annual performance goals and other specific performance goals for the Executive, as determined by the Board (or a duly authorized committee thereof) in its discretion. The target incentive compensation payment (the “Incentive Payment”) for meeting all such goals shall be a percentage of the Base Salary, as deemed appropriate by the Board (or a duly authorized committee thereof).

Section 2.04 Other Benefits.

(a) During the Term, Executive shall be entitled to participate in all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company, subject to the terms and conditions of such plans. Such plans shall at all times be comparable to those made available to the senior-most management of the Company.

(b) In addition, the Company shall provide Executive with the following benefits during the Term: (i) Reimbursement for Company business travel (including overnight accommodations as reasonably deemed necessary by Executive); (ii) Company paid cell phone and home office communication equipment (fax, internet access, etc. without any requirement to maintain records of specific use); and (iii) Reimbursement for reasonable out-of-pocket home office expenses.

(c) During the Term, Executive shall be entitled to 15 days per year of paid vacation in accordance with the Company’s Vacation Policy and calculations as set forth in the Company Employee Handbook. After four (4) years of service Executive shall be entitled to accrue up to an additional 5 days of paid vacation in each calendar year. With respect to all unused vacation time, unless otherwise approved by the Board of Directors and the Compensation Committee of such Board, Executive shall carry over unused vacation time for periods prior to the calendar year in accordance with the Company’s Employee Handbook or supplemental written policies, as determined from time to time.

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(d) Executive shall also be entitled to such paid holidays and paid sick leave as shall be authorized by the Company for its senior-most officers pursuant to its written policies, as determined from time to time.

Section 2.05 Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

Section 2.06 Excise Tax. Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Executive, determined under Section 280G(b) of the Code would be, but for this Section 2.06, at least three times the “base amount” determined under such Section 280G, then the parachute payments otherwise payable under this Agreement (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company) shall be reduced so that the aggregate present value of the parachute payments to the Executive determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded from treatment under Section 280G of the Code as a “parachute payment” or as an “excess parachute payment”. Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the Company. If a reduced amount is to be paid, (i) Executive shall have no rights to any additional payments and/or benefits constituting the payments, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive. In the event that acceleration of compensation from Executive’s stock awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

Section 2.07 Withholding. The Base Salary and all other payments and benefits provided to Executive in connection with his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE III TERMINATION OF EMPLOYMENT

Section 3.01 Right to Terminate. Executive’s employment hereunder is “at will” and shall be terminable by either party at any time, with or without Cause or Good Reason, and any such termination shall not constitute a breach of this Agreement, provided the notice set forth in subsection 3.02 is provided. Upon any termination of Executive’s employment, Executive will have no rights to receive any compensation from the Company except as set forth in this Article III.

Section 3.02 Notice. Executive shall give the Company at least sixty (60) days’ advance written notice prior to any termination by Executive.

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Section 3.03 Termination for Good Reason. The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means, without the consent of the Executive:

(i) any material reduction in Executive’s base pay and bonus target amount that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive;

(ii) the assignment to the Executive of any duties or any other action by the Company that results in a material diminution in the Executive’s authority, duties, or responsibilities described in Section 1.01(b) of this Agreement that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive;

(iii) any material breach by the Company of this Agreement that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive;

(iv) any failure of the Company under Section 6.10 below to use its best efforts to maintain directors’ and officers’ liability insurance coverage for Executive that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive.

Notwithstanding the foregoing, Good Reason shall not exist unless the Executive provides notice of any condition described in (i)-(iv) above within ninety (90) days of the initial existence of the condition and the effective date of Executive’s termination, following the Company’s failure to reasonably cure such condition, is not later than the one hundred and twentieth (120th) day after the Company received notice of the condition.

Section 3.04 Procedure for Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the sixtieth (60th) day following the date when the Notice of Termination for Good Reason is received by the Company, unless the act or admission that constitutes the Good Reason is cured prior to the expiration of said period and the Executive is given written notice thereof, the Notice of Termination for Good Reason sets forth a later date (subject to Section 3.03 above) for the effectiveness of the termination or the Company accepts the Executive’s termination for Good Reason on an earlier date.

Section 3.05 Termination for Cause. The Company shall have the right to terminate Executive’s employment hereunder for Cause. For purposes hereof, “Cause” shall be defined as the Board’s good faith determination that the Executive has: (i) been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) committed one or more acts or omissions constituting fraud, embezzlement or breach of a fiduciary duty to the Company; (iii) committed one or more acts constituting gross negligence or willful

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misconduct; (iv) habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription), (v) engaged in harassment of any employee or customer of the Company in violation of Company policy; (vii) committed a material violation of any Company policy; (viii) been insubordinate or dishonest; (ix) engaged in self-dealing or in any act constituting a conflict of interest; (ix) exposed the Company to criminal liability through negligence or wrongdoing of any kind; (x) disclosed the Company’s confidential information in violation of his obligations under this Agreement; or (xi) failed, after written warning specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement.

Notwithstanding the foregoing in the event of a Change of Control, a termination by the Company of the Executive for any reason during the twelve (12) month period immediately following the Change of Control, other than an intentional and malicious act or omission that is reasonably likely to result in material injury to the business or reputation of the Company, shall be deemed to be a termination without Cause for all purposes under this Agreement.

Section 3.06 Procedure for Termination for Cause. A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies and stating the date, time and place of the Special Board Meeting. The “Special Board Meeting” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause that takes place not less than thirty (30) and not more than sixty (60) days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, such conduct constitutes Cause under this Agreement and in the case of a termination for Cause as defined in subsection 3.05(xi), such conduct has not ceased or been cured between the date the Executive received the Notice of Termination for Cause and the date of the meeting.

Section 3.07 Death. In the event that the Executive dies while employed under this Agreement, the Company’s obligations to Executive under this Agreement shall immediately cease and Executive shall have no rights to receive the severance package set forth in Section 3.09 below. All benefits accrued to the date of death, including vested securities, health and disability benefits shall inure to the benefit of Executive’s heirs and assigns.

Section 3.08 Disability. In the event that the Board determines in its sole discretion that Executive has been disabled from substantially performing his duties for any one hundred and twenty (120) days within any twelve (12) month period while employed under this Agreement, the Company may terminate Executive’s employment for Cause (including in any period following a Change of Control) and Executive shall have no rights to receive the severance package set forth in Section 3.09 below.

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Section 3.09 Severance Package.

(a) Change of Control Severance Package. In the event Executive’s employment is terminated during the Term in a manner that constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) on or after a Change of Control (as defined below) and prior to the date that is thirty (30) days immediately following the first anniversary of the Change of Control, by the Company other than for Cause or by Executive for Good Reason, and other than as a result of a timely Notice of Non-Renewal or Executive’s death or disability (as determined under Section 3.08), then, subject to the satisfaction of the conditions set forth in Section 3.09(d) below, Executive’s change of control severance package (“Change of Control Severance Package”) shall be as follows:

(i) Executive shall receive two hundred percent (200%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the target (i.e., at 100% goal attainment) amount of any Incentive Payment payable to Executive for the year in which such termination occurs under the Management Incentive Program applicable to Executive. Such amount shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management over the eighteen (18) month period following the date of the Executive’s separation from service (except as set forth in Section 3.09(d) and (g) below). The foregoing payment is referred to herein as the “Change of Control Severance Pay”.

(ii) During the eighteen (18) month period immediately following the termination of employment, the Company shall pay the premium for continued medical and any other applicable health insurance coverage under COBRA for Executive (and if applicable, his family) subject to Executive’s timely election of such COBRA coverage, the continued eligibility for participation by Executive and his family, and subject to COBRA’s terms, conditions and restrictions; and

(iii) All unvested compensatory equity awards (including any stock options and restricted stock awards) then held by Executive, if any, shall vest automatically as of immediately prior to the termination of Executive’s employment.

(b) Definition of Change in Control.

“Change in Control” shall mean the occurrence of any of the following events: (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation, in either case where the continuing, surviving or other corporation both (i) is not directly or indirectly owned by holders of at least 50% of the combined voting power of the Company’s securities outstanding immediately prior to such consolidation or merger and (ii) does not have a board of directors approved by or consisting of more than one-half of the Company’s Board members as the Board was constituted immediately prior to the transaction, (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of

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securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors and the Company does not have a board of directors approved by or consisting of more than one-half of the Company’s Board members as the Board was constituted immediately prior to the transaction; (C) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries; D) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or (E) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors.

(c) Regular Severance Package. In the event Executive’s employment is terminated during the Term in a manner that constitutes a “separation from service” by the Company other than for Cause or by Executive for Good Reason, in either case other than on or within the period ending on the 30th day following the first anniversary of a Change of Control, and in all cases other than as a result of a timely Notice of Non-Renewal or Executive’s death or disability (as determined under Section 3.08), then, subject to the satisfaction of the conditions set forth in subsection 3.09(d) below, Executive’s regular severance package (“Regular Severance Package”) shall be as follows:

(i) Executive shall receive one hundred percent (100%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the amount of any Incentive Payment paid to Executive for the prior year under the Management Incentive Program applicable to Executive. Such amount shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) over eighteen (18) months immediately following the date of the Executive’s separation from service (except as set forth in Section 3.09(d) and (g) below). The foregoing payment is referred to herein as the “Regular Severance Pay”.

(ii) During the 18 month period immediately following the termination of employment, the Company shall also pay the premium for continued medical and any other applicable health insurance coverage under COBRA for Executive (and if applicable, his family) subject to Executive’s timely election of such COBRA coverage, the continued eligibility for participation by Executive and his family, and subject to COBRA’s terms, conditions and restrictions; and

(iii) The unvested compensatory equity awards (including any stock options and restricted stock awards) then held by Executive, if any, that would vest in the ordinary course in the twelve (12) month period immediately following the termination of Executive’s employment shall vest automatically, effective as of immediately prior to the termination of Executive’s employment. All other unvested compensatory equity awards shall immediately be forfeited (subject, however, to any contrary determination of the Board in its sole discretion).

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(d) Conditions for Severance Packages. Executive shall receive the Change of Control Severance Package and the Regular Severance Package described in subsections 3.09(a) and (c), if and only if (i) Executive duly executes and returns within forty-five days to the Company (and allows to become effective in accordance with its terms) a termination agreement (“Termination Agreement”) satisfactory to the Company in its sole discretion, which shall include a general release of any and all claims arising out of Executive’s employment or cessation of employment against the Company and any other persons or entities designated by the Company, other than a release of rights for payments and benefits set forth in section 3.09(a) or (c) (as applicable) and, in the Company’ s sole discretion, provisions requiring the Executive not to disparage the Company or its employees and Board, not use or disclose information deemed confidential by the Company, to reasonably cooperate with the Company in transitioning business matters and handling claims and litigation ; and (ii) Executive complies with his obligations under this Agreement and the Termination Agreement. Notwithstanding the payment schedules set forth in Section 3.09(a) and (c) above, none of the payments or benefits will be paid or otherwise delivered prior to the effective date of the Termination Agreement. Except as otherwise provided in Section 3.09(g), on the first regular payroll pay day following the effective date of the Termination Agreement, the Company will pay Executive the payments and benefits Executive would otherwise have received under Section 3.09 on or prior to such date but for the delay in payment related to the effectiveness of the Termination Agreement, with the balance of the payments and benefits being paid as originally scheduled. All amounts payable under this Section 3.09 will be subject to standard payroll taxes and deductions.

(e) Severance Package – Company Non-Renewal of Term. Subject to the conditions set forth in 3.09(f), in the event that the Company timely provides the Executive with Notice of Non-Renewal and such notice results in the termination of Executive’s employment at the end of the Term (including any extension of the original Term) in a manner that constitutes a “separation from service” other than a termination by the Company for Cause and other than as a result of Executive’s death or disability (as determined under Section 3.08), then as and for a Severance Package (“Non-Renewal Severance Package”):

(i) Executive shall receive the product of the Regular Severance Pay multiplied by a fraction, (a) the numerator of which shall be the number equal to (I) fifty-two (52) minus the number of full weeks (rounded down for any partial weeks) from the date Executive received the Notice of Non-Renewal until the last day of the Term (such number of weeks until the last day of the Term, the “Weeks of Notice”), and (b) the denominator of which shall be fifty-two (52). The foregoing payment is referred to herein as “Non-Renewal Severance Pay”. (Accordingly, Notice of Non-Renewal received by Executive forty-two (42) full weeks prior to the last day of the Term and Regular Severance Pay totaling $280,000 would result in Non-Renewal Severance Pay in the amount of $53,846 (10/52 x $280,000 = $53,846)). Such amount shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly), during the “Severance Period”, which shall be the number of weeks equal to fifty-two (52) minus the number of Weeks of Notice.

(ii) During the Severance Period, the Company shall also pay the premium for continued medical and any other applicable health insurance coverage under COBRA for Executive (and if applicable, his family) subject to Executive’s timely election of such COBRA coverage, the continued eligibility for participation by Executive and his family, and subject to COBRA’s terms, conditions and restrictions; and

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(iii) As to the unvested compensatory equity awards (including any stock options and restricted stock awards) then held by Executive, if any, that would vest in the ordinary course within the ninety (90) day period immediately after the Term expires, a portion of (the “Vested Portion”) such awards shall be vested effective as of immediately prior to the termination of Executive’s employment. For these purposes, the “Vested Portion” shall be the number of unvested shares on the date Executive’s employment terminates that would vest in the ordinary course within the ninety (90) day period immediately after the Term expires, multiplied by a fraction, (a) the numerator of which shall be the number of full weeks (rounded up for any partial weeks) of active service Executive provided to the Company between the most recent prior vesting date of the applicable equity award and the employment termination date, and (b) the denominator of which shall be fifty-two (52). This vesting schedule shall supersede any contrary vesting schedule or vesting provision set forth in the documents granting the foregoing equity interests or the applicable plan documents as amended from time to time. All other unvested equity awards shall immediately be forfeited (subject, however, to any contrary determination of the Board in its sole discretion).

(f) Conditions for Non-Renewal Severance Package. Executive shall receive the Non-Renewal Severance Package described in subsection 3.09(e), if and only if (iii) Executive duly executes and returns within forty-five days to the Company (and allows to become effective in accordance with its terms) a termination agreement (“Termination Agreement”) satisfactory to the Company in its sole discretion, which shall include a general release of any and all claims arising out of Executive’s employment or cessation of employment against the Company and any other persons or entities designated by the Company, other than a release of rights for payments and benefits set forth in section 3.09(e) and, in the Company’ s sole discretion, provisions requiring the Executive not to disparage the Company or its employees and Board, not use or disclose information deemed confidential by the Company, to reasonably cooperate with the Company in transitioning business matters and handling claims and litigation ; and (iv) Executive complies with his obligations under this Agreement and the Termination Agreement. Notwithstanding the payment schedules set forth in Section 3.09(e) above, none of the payments or benefits will be paid or otherwise delivered prior to the effective date of the Termination Agreement. Except as otherwise provided in Section 3.09(g), on the first regular payroll pay day following the effective date of the Termination Agreement, the Company will pay Executive the payments and benefits Executive would otherwise have received under Section 3.09 on or prior to such date but for the delay in payment related to the effectiveness of the Termination Agreement, with the balance of the payments and benefits being paid as originally scheduled. All amounts payable under this Section 3.09 will be subject to standard payroll taxes and deductions.

(g) Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury

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Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the termination of his employment, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 3.09(g) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

Section 3.10 Accrued Payments. In the event Executive’s employment under this Agreement is terminated during the Term, by the Company other than for Cause or by Executive for Good Reason, Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation for any prior year, reimbursable expenses and other accrued benefits, if any, through the date of termination.

Section 3.11 No Additional Payment or Reduction Due to Mitigation. The parties agree that the foregoing shall be Executive’s sole and exclusive entitlement under this Agreement by reason of termination by Executive for Good Reason or by the Company other than for Cause. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures (except with respect to Executive’s eligibility for COBRA payments, in accordance with applicable law).

Section 3.12 Rights on Termination for Cause or Without Good Reason. Executive shall have no rights to receive any of the severance compensation set forth in Section 3.09 above in the event that the Company shall duly terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason; provided, however, that Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation for any prior year, reimbursable expenses and other accrued benefits, if any, through the date of termination. In addition, in the event that the Company shall terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason, then all unvested equity awards then held by Executive, if any, shall automatically be forfeited (subject, however, to any contrary determination of the Board in its sole discretion). The parties agree that the foregoing shall be Executive’s sole and exclusive entitlement under this Agreement by reason of termination by Executive for other than Good Reason or by the Company for Cause. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures.

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ARTICLE IV CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY;

INDUCING COMPANY EMPLOYEES; NON-SOLICITATION

Section 4.01 Confidential Information. Without the prior written consent of Company, except as shall be necessary in the performance of Executive’s assigned duties, Executive shall not disclose Company Confidential Information (as hereinafter defined) to any third party or use the Company Confidential Information for Executive’s direct or indirect benefit or the direct or indirect benefit of any third party, and Executive shall maintain in strict confidence, both during and after Executive’s employment, the confidentiality of any and all Company Confidential Information. “Company Confidential Information” means any information (written, oral or stored in any information storage and/or retrieval medium or device) that the Company treats as confidential or proprietary, including, but not limited to, all of the Company’s trade secrets (including, without limitation, any trade secrets relating to thin film copper-indium-gallium-di-selenide solar cells, other related thin film photovoltaic technologies, and sputtering techniques) and any information constituting or relating to: the Inventions (as hereinafter defined); research and development plans; manufacturing or production designs, protocols, processes, methods and data; existing and proposed products or services; product plans, sketches, and blueprints; tests and test results; computer codes or instructions (including source and object code, program logic algorithms, subroutines, modules and related documentation, including program notation); business studies; business development plans and efforts; business procedures; financial data (including, but not limited to, revenue and cost data, projections and/or forecasts); marketing and sales data, methods, plans and efforts; the identities of customers, resellers, independent contractors, and suppliers and prospective customers, resellers, independent contractors, and suppliers; the terms of contracts and agreements with customers, resellers, independent contractors, and suppliers; any information or data provided by or on behalf of independent contractors, resellers, customers, prospective customers, prospective resellers, or others subject to the terms of a confidentiality, non-disclosure or similar agreement or the reasonable expectation that such information or data would be treated as “confidential” or non-public information or data; information with respect to Company’s employees and independent contractors, including, but not limited to, their skills, abilities, assignments, performance, compensation, and benefits, as well as the nature and other terms and conditions of their relationship with the Company; and any other information used or developed by Company that has not been made available by Company to the general public. Failure to mark any of the Company Confidential Information as confidential or proprietary shall not affect its status as Company Confidential Information under the terms of this Agreement. Additionally, Executive shall comply with the confidentiality requirements of any client of Company and shall execute such policies, procedures or agreements as such client requires. Company shall at all times retain any and all right, title and interest in and to the Company Confidential Information and Executive shall have no rights to or in the Company Confidential Information. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any Company Confidential Information.

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Section 4.02 Intellectual Property.

(a) Inventions Retained and Licensed. Executive has attached hereto, as Attachment “1”, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to the date of this Agreement (collectively referred to as “Prior Inventions”), which are owned by Executive alone or jointly with others, which relate in any way to Company’s existing or proposed business, products or research and development, and which are not assigned to Company hereunder and/or were not previously assigned by Executive to Company. If no items are listed in Attachment “1,” Executive agrees and represents that there are no Prior Inventions which are owned by Executive or in which Executive has any interest. If in the course of Executive’s employment with Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, Company is hereby granted and shall have a worldwide, non-exclusive, royalty-free, irrevocable, perpetual, assignable, transferable, and sublicenseable license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. Executive shall promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns, transfers, conveys, grants and sets over to Company, or its designee, all Executive’s worldwide right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, including, but not limited to, all writings, documents, discoveries, computer programs or instructions (whether in source code, object code, or any other form), plans, memoranda, tests and test results, research, designs, graphical elements, graphic layouts and designs, website designs, computer graphics, computer animations, artwork models, advertisements, marketing materials, specifications, data, diagrams, sales and marketing techniques, customer training materials and techniques, flow charts, and/or other techniques (whether reduced to written form or otherwise) that Executive may solely or jointly create, make, record, discover, conceive, develop or reduce to practice, or cause to be created, made, recorded, discovered, conceived, developed or reduced to practice, whether during working hours at Company’s facility or at any other time or location, whether upon the request or suggestion of Company or otherwise, and whether or not patentable or registrable under copyright or similar laws, from the date Executive’s employment with Company commenced until Executive’s cessation of employment with Company, which relate in any way to Company’s existing or proposed business, products or research and development, including, but not limited to, the work that Executive performs for Company (collectively referred to as “Inventions”). The Inventions shall include any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively referred to as “Intellectual Property Rights”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) from the date Executive’s employment with Company commenced until Executive’s cessation of employment with Company that relates in any manner to the current or future business of Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. Executive shall keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during Executive’s employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole and exclusive property of Company at all times.

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(d) Further Assurances. Upon the request and at the expense of Company, Executive shall execute and deliver all instruments and documents and take such other acts as may be necessary or desirable to document all assignments and transfers contemplated in this Agreement and to enable Company to secure its rights in the Inventions and all Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Rights. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions assigned to Company as above, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Executive.

Section 4.03 Non-solicitation of Employees.

(a) During Executive’s employment with the Company and for the periods set forth below after the termination of his employment with Company for any reason whatsoever, Executive shall not, directly or indirectly, without the Company’s prior written consent, and at the Company’s sole and absolute discretion:

(i) for a period of one (1) year after such termination, on his own behalf or in the service or on behalf of others, solicit, encourage, recruit or attempt to persuade any person to terminate such person’s employment with the Company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

(b) Executive acknowledges and agrees that the Company shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Executive under Article IV of this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c) If the period of time or scope of any restriction set forth in this Agreement should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be modified, or both, by a court of competent jurisdiction so that such restrictions may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable.

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Section 4.04 Returning Company Documents and Property.

During the period of Executive’s employment and thereafter, Executive shall not remove from Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing Company Confidential Information, or other materials or property of any kind, unless necessary in accordance with Executive’s duties and responsibilities of employment, and in the event that any of such material or property is removed, Executive shall return all of the foregoing to their proper files or places of safekeeping as promptly as possible after the removal shall have served its specific purpose; nor shall Executive make, retain, remove or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of Executive’s assigned duties; and upon the termination of Executive’s employment with Company, Executive shall return to Company all originals, copies and extracts of the foregoing, then in Executive’s possession or under Executive’s direct or indirect control, and shall delete or destroy any of the foregoing in Executive’s possession or under Executive’s direct or indirect control stored on magnetic or other media or on any information storage or retrieval device, whether prepared by Executive or by others. In the event Company provides Executive with any equipment, including but not limited to a laptop computer or other computer hardware, such property shall at all times remain the property of Company and Executive shall promptly return any such property to Company upon termination of Executive’s employment with Company. Executive agrees that, at the time of leaving the employ of the Company, or earlier upon request, he shall deliver to the Company (and will not keep in his possession or control or deliver to anyone else) any and all records, data, notes, reports, information, proposals, lists, correspondence, e-mails, specifications, drawings, blueprints, sketches, materials, other documents (including, but not limited to, on computer discs or drives) of any aforementioned items either developed by Executive pursuant to his employment with the Company or otherwise relating to the business of the Company, retaining neither copies nor excerpts thereof. Executive also agrees that, at the time of leaving the employ of the Company, or earlier upon request, he shall deliver to the Company all Company property in his possession, including cell phones, computers, computer discs, drives and other equipment.

ARTICLE V ARBITRATION.

Section 5.01 Arbitration. In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, all disputes (except those relating to unemployment compensation or workers compensation, and except as provided in Section 5.02 below) arising out of Executive’s employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to workplace discrimination and/or harassment on any basis, whatsoever, including but not limited to age, race, sex, religion, national origin, disability or perceived disability, as well as any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any, including but not limited to any claims of retaliation thereunder) shall be resolved exclusively by binding arbitration at a location in reasonable proximity to Executive’s last place of employment with the Company, pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties expressly waive

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their rights to have any such claim resolved by jury trial. The Company shall bear the cost of the Arbitrator’s fee. The Company shall initially bear its filing fees, as well as Executive’s filing fees in excess of $75.00 upon Executive’s written request to the Company’s Board. Arbitration must be demanded within three hundred (300) days of the time when the demanding party knows or should know of the events giving rise to the claim. The decision of the Arbitrator shall be in writing and set forth the findings and conclusions upon which the decision is based. Notwithstanding the foregoing, the requirement to arbitrate does not apply to the filing of a claim with a federal, state or local administrative agency. The decision of the Arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.). Judgment upon the award may be entered, confirmed and enforced in any federal or state court of competent jurisdiction.

Section 5.02 Equitable Remedies. Executive agrees that if he breaches or threatens to breach any of the obligations set forth in Article IV, the Company will have available, in addition to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive may seek declaratory judgment or other equitable relief with respect to Article IV from a court of competent judgment.

ARTICLE VI MISCELLANEOUS

Section 6.01 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other for purposes of notice hereunder). Copies of all notices given to Executive shall be sent to such person as Executive may designate by written notice to the Company. All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Section 6.02 Assignment and Succession. The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive expressly consents to the assignment of the Agreement, including, but not limited to the restrictions which apply subsequent to the termination of Executive’s employment, to any new owner of the Company’s business or purchaser of the Company. Executive’s rights and obligations hereunder are personal and may not be assigned, provided, however, in the event of the Executive’s death or permanent disability, the Executive’s representative may exercise any unexercised Options, and any benefits accrued to the date of death or permanent disability, if any, to the extent permitted by the relevant Option plan agreement or this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

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Section 6.03 Headings. The Article, Section, paragraph and subparagraph headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 6.04 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 6.05 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof—or the exercise of any other right, power or privilege.

Section 6.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.07 Entire Agreement. Except as otherwise provided or referred to herein, this Agreement, together with the Employee Nondisclosure, Developments and Nonsolicitation Agreement previously signed by Executive, contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including but not limited to the Prior Agreement. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

Section 6.08 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 6.09 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of California without reference to principles of conflict of laws. Any court action instituted by Executive or on his behalf relating in any way to this Agreement or his employment with the Company shall be filed exclusively in federal or state court in the County of Santa Clara California and he consents to the jurisdiction and venue of these courts in any action instituted by the Company against him.

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Section 6.10 Indemnification. In addition to any additional benefits provided under applicable state law to Executive as a director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Restated Articles of Incorporation and By-Laws of the Company, as amended, which provide for indemnification of directors and officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company), and (b) any Indemnification Agreement between the Company and Executive. The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company.

Section 6.11 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

Section 6.12 Executive Acknowledgement. Executive acknowledges and agrees (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

DAYSTAR TECHNOLOGIES, INC.		EXECUTIVE:

By:	/s/ Stephan J. DeLuca, Ph.D.	By:	/s/ Ratson Morad
Name:	Stephan J. DeLuca, Ph.D.	Name:	Ratson Morad
Title:	CEO

Date: December 4, 2008		Date: December 4, 2008

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